Exhibit 10.14

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED
AND NOTED WITH “****”.
AN UNREDACTED VERSION OF THIS DOCUMENT HAS ALSO BEEN PROVIDED TO THE
SECURITIES AND EXCHANGE
COMMISSION.

Execution Counterpart

AMENDED AND RESTATED SUPPLY AGREEMENT

(Thallium and Generators)

by and between

LANTHEUS MEDICAL IMAGING, INC.

and

CARDINAL HEALTH 414, LLC

dated October 1, 2004

ARTICLE 1
DEFINITIONS

1.1	Defined Terms	3

ARTICLE 2
GENERAL TERMS OF PURCHASE AND SALE OF THALLUM

2.1	Sale and Purchase of Thallium	5
2.2	Thallium Purchase Price	5
2.3	Cessation of Sale of Product	5

ARTICLE 3 GENERAL TERMS OF PURCHASE AND SALE OF GENERATORS

3.1	Sale and Purchase of Generators	5
3.2	Purchase Price	5
3.3	Cessation of Sale of Product; New Product	5
3.4	Minimum Purchase Obligation	6

ARTICLE 4 GENERAL TERMS OF PURCHASE AND SALE OF PRODUCTS

4.1	Purchase Orders; Acceptance; Cancellation	6
4.2	Shipments	7
4.3	Invoicing and Payment	7
4.4	Taxes	7
4.5	Specifications	7
4.6	Non-Conforming Product	7
4.7	Product Recalls	7
4.8	Radiopharmacy Status	7

ARTICLE 5 TERM AND TERMINATION; COMPLIANCE BONUS; REPORTING

5.1	Term	8
5.2	Consequences of Termination	8
5.3	Reporting by Supplier	8

ARTICLE 6 WARRANTIES; INDEMNIFICATION

6.1	Warranties	8
6.2	Indemnification by Cardinal	9
6.3	Indemnification by Supplier	9
6.4	Indemnification Procedures	9

ARTICLE 7 FORCE MAJEURE

7.1	Force Majeure	11

ARTICLE 8 MISCELLANEOUS

8.1	Governing Law	11
8.2	Entire Agreement	11
8.3	Adverse Event Reporting	11
8.4	Compliance with Safe Harbors	12
8.5	Severability	12
8.6	No Partnership	12
8.7	Compliance with Laws	13
8.8	Arbitration	13
8.9	Confidentiality	14
8.10	Notices	14
8.11	Failure or Delay in Performance	15
8.12	Assignment	15
8.13	Amendments	15
8.14	Absence of Presumptions	15
8.15	Third Party Beneficiaries	16
8.16	Consents	16
8.17	Successors and Assigns	16
8.18	Compliance with Terms	16
8.19	Headings	16
8.20	Exhibits	16
8.21	Counterparts	16
8.22	Waiver	16
8.23	Publicity	16

Exhibit A	Initial Thallium Purchase Price; Adjustments
Exhibit B	Initial Generator Purchase Price; Adjustments
Exhibit C	Quarterly Share Calculation Reports

Amended and Restated Supply Agreement

(Thallium and Generators)

This Amended and Restated Supply Agreement (this “Agreement”), entered into as of January 1, 2009 (the “Amendment Date”) and effective as of October 1, 2004 (the “Effective Date”), is made by and between Lantheus Medical Imaging, Inc., a corporation duly organized and existing under the laws of Delaware with its offices located at 331 Treble Cove Road, North Billerica, Massachusetts (“Supplier”), and Cardinal Health 414, LLC, a Delaware limited liability company doing business as Cardinal Health Nuclear Pharmacy Services, with its principal place of business located at 7000 Cardinal Place, Dublin, Ohio (“Cardinal” and, together with Supplier, the “Parties” and, individually, each a “Party”).

WHEREAS, Supplier (formerly known as Bristol Myers Squibb Medical Imaging, Inc.) and Cardinal (formerly known as Cardinal Health 414, Inc.) previously entered into that certain Supply Agreement, dated October 1, 2004, and as amended from time to time (including as of March 17, 2008) (“Prior Agreement”); and

WHEREAS, the Parties now wish to replace and supersede the Prior Agreement in its entirety by the terms and conditions of this Agreement as set forth herein.

In consideration of the mutual covenants established herein, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

1.1.          Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“AE” means any untoward medical occurrence in a patient or clinical investigation subject, which results in any unfavorable and unintended sign, symptom, or disease temporally associated with the use of a medicinal product, whether or not considered, related to the medicinal product. All noxious and unintended responses to a medicinal product related to any dose should be considered adverse drug reactions. Responses to a medicinal product means that a causal relationship between the product and AE is at least a reasonable possibility (i.e., the relationship cannot be ruled out or cannot be determined). The failure of a Product to localize as expected shall not be deemed an AE, whereas a significant failure of expected pharmacologic action would be considered an AE.

“Agreement” has the meaning set forth in the preamble.

“Amendment Date” has the meaning set forth in the preamble.

“Cardinal” has the meaning set forth in the preamble.

“cGMP” means all current good manufacturing practices under Title 21 of the United States Code of Federal Regulations, as amended from time to time.

“Effective Date” has the meaning set forth in the preamble.

“Force Majeure” means any war, rebellion, mutiny, terrorist attack, epidemic, act of God (e.g., landslide, lightning, earthquake, fire or hurricane, flood, sinking, drought), explosion, act or decision of any duly constituted municipal, state or national governmental authorities or of any court of law, supply or batch failure, equipment failure or malfunction, shortages of fuel, power or raw materials, which failure, malfunction or shortage is not under the reasonable control of the affected Party, or any other cause or event which is not under the reasonable control of the affected Party.

“Generator Purchase Price” has the meaning set forth in Section 3.2.

“Generators” means technetium Tc 99m generators sold under the trademark TechneLite®.

“including”, “includes” and derivates thereof shall be deemed to be followed by “without limitation”.

“Party” or “Parties” has the meaning set forth in the preamble.

“Products” means Thallium and Generators.

“Quarter” means each of the three (3) month periods ending on March 31, June 30, September 30 and December 31 of any year; provided that the last quarter shall end on the date of termination of this Agreement.

“Serious AE” means any untoward medical occurrence that at any dose: results in death; is life-threatening (defined as an event in which the subject or patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe); requires inpatient hospitalization or causes prolongation of existing hospitalizations; results in persistent or significant disability/incapacity; results in a congenital anomaly/birth defect; is an important medical event (defined as a medical event(s) that may not be immediately life-threatening or result in death or hospitalization, but based upon appropriate medical and scientific judgment, may jeopardize the patient/subject or may require intervention, e.g., medical surgical, to prevent one of the other serious outcomes listed in the definition above). Examples of such events include, but are not limited to, intensive treatment in an emergency room or at home for allergic bronchospasm; blood dyscrasias or convulsions that do not result in hospitalization. For reporting purposes, Supplier also considers the occurrences of cancer, pregnancy, or overdose (accidental or intentional and regardless of adverse outcome) as events that must be expeditiously reported as important medical events.

“Specifications” has the meaning set forth in Section 4.5.

“Supplier” has the meaning set forth in the preamble.

“Term” has the meaning set forth in Section 5.1.

“Thallium” means thallous chloride (TI-201).

“Thallium Purchase Price” has the meaning set forth in Exhibit A.

ARTICLE 2

GENERAL TERMS OF PURCHASE AND SALE OF THALLUM.

2.1.          Sale and Purchase of Thallium. All purchases of Thallium by Cardinal from Supplier during the Term shall be governed by and shall be subject to the terms of this Agreement.

2.2.          Thallium Purchase Price. The purchase price to be paid by Cardinal for the Thallium it orders shall be the purchase price determined in accordance with Exhibit A (the “Thallium Purchase Price”).

2.3.          Cessation of Sale of Product. Supplier reserves the right to cease to manufacture or sell Thallium at any time during the Term upon at least **** (****) days prior written notice to Cardinal.

ARTICLE 3

GENERAL TERMS OF PURCHASE AND SALE OF GENERATORS

3.1.          Sale and Purchase of Generators. All purchases of Generators by Cardinal from Supplier during the Term shall be governed by and shall be subject to the terms of this Agreement. Supplier will use commercially reasonable efforts to produce and sell to Cardinal sizes and quantities of Generators as requested by Cardinal (including Sunday calibrated Generators), taking into account Supplier’s manufacturing capacity and availability of supply.

3.2.          Purchase Price. The purchase price to be paid by Cardinal for the Generators it orders shall be the purchase price determined in accordance with Exhibit B (the “Generator Purchase Price”). If Cardinal purchases from Supplier **** percent (****%) or greater of its total technetium Tc 99m generators for one calendar **** beginning after ****, the Parties shall, in good faith, negotiate a reasonable price reduction commensurate with market conditions and the increased volume level.

3.3.          Cessation of Sale of Product; New Product.

(a)           Notwithstanding Section 3.1, Supplier reserves the right to cease to manufacture and sell Generators at any time during the Term upon at least **** (****) days prior written notice to Cardinal; provided, however, that this Section 3.3(a) shall not apply to a cessation as a result of the sale or transfer of all or substantially all of Supplier’s assets used to manufacture, sell or distribute Generators, which shall be governed by Section 8.12 hereof.

(b)           Supplier also reserves the right to modify Exhibit B to reflect the introduction of any new size of Generator (and to establish the initial price therefor) or the discontinuation of any size of Generator upon at least [**** (****) days] prior written notice to Cardinal.

3.4.          Minimum Purchase Obligation. Cardinal guarantees, subject to Supplier’s ability to supply, a minimum purchase of Generator curies as set forth in this Section.

(a)           Cardinal shall purchase from Supplier at least the Minimum Quantities (as hereinafter defined) of Generators. Compliance with such Minimum Quantities will be determined on ****, and on a calendar **** basis thereafter. In any calendar **** in which Cardinal does not purchase at least the applicable Minimum Quantities of Generators from Supplier, Cardinal will promptly pay to Supplier the Minimum Payment (as hereinafter defined).

“Minimum Quantities” means:

January 1, 2009 to ****	****% of all technetium Tc 99m generator curies purchased by Cardinal and its Affiliates
**** and thereafter	****% of all technetium Tc 99m generator curies purchased by Cardinal and its Affiliates

“Minimum Payment” means, as of an applicable date, the payment calculated on such date pursuant to the terms of this Agreement (and based on the average curie price of all Generators purchased hereunder over the prior **** (****) month period) for any remaining portion of the applicable Minimum Quantities for which purchase orders were not received by Supplier prior to such date.

ARTICLE 4

GENERAL TERMS OF PURCHASE AND SALE OF PRODUCTS

4.1.          Purchase Orders; Acceptance; Cancellation.

(a)           Cardinal shall place orders for Products hereunder in written, electronic or verbal form which shall specify: (i) the amount of each Product being ordered, (ii) the requested shipping date, (iii) the location of delivery and (iv) the shipping destination (which must be a licensed radiopharmacy) and requested method of shipment. Cardinal may order Products in each purchase order only in Initial Minimum Quantities or in such other minimum quantities as may be agreed upon by the Parties from time to time. As used herein, “Initial Minimum Quantities” means **** (****) mCi for Thallium and **** (****) **** for Generators. All orders are subject to (1) Supplier’s customary ordering requirements and lead times as in effect from time to time between Supplier and Cardinal, (2) Supplier’s discretion to determine the method of shipment and (3) acceptance by Supplier, which shall not be unreasonably withheld. In the event of any conflict between the terms of any purchase order, purchase order acceptance or purchase order confirmation and the terms of this Agreement, the terms of this Agreement shall control.

(b)           Subject to Section 3.1, Supplier may cancel any outstanding purchase order submitted by Cardinal (or any portion thereof) upon at least **** (****) days prior written notice to Cardinal. In such case Supplier shall not be required to sell to Cardinal any Products to be supplied pursuant to such purchase order after the date of cancellation.

4.2.          Shipments. Delivery of each Product shall be ****. (****). All freight and insurance shall be for the account of Supplier, and the risk of loss, delay or damage in transit shall be with Supplier until delivery to the Cardinal radiopharmacy. Subject to the two preceding sentences of this Section 4.2, the delivery and shipping practices used by the Parties shall be substantially in accordance with the delivery and shipping practices between Supplier and Cardinal for the week ending December 26, 2008.

4.3.          Invoicing and Payment. Supplier shall provide an invoice to Cardinal for the Products then delivered. All payments shall be due and payable as set forth in Supplier’s Invoice.

4.4.          Taxes. Cardinal shall be responsible for any and all federal, state, county or municipal sales or use tax, healthcare tax, excise, customs charges, duties or similar charges, or any other tax assessment (other than that assessed against Supplier’s income), license, fee or other charge lawfully assessed or charged on the sale or transportation of each Product sold pursuant to this Agreement or on any amounts payable to Supplier hereunder.

4.5.          Specifications. Each Product supplied to Cardinal pursuant to this Agreement shall be manufactured by Supplier in accordance with Supplier’s specifications for such Products as in effect from time to time (the “Specifications”).

4.6.          Non-Conforming Product. Cardinal may reject a shipment of any Product only if such shipment fails to conform to (A) the type and quantity of Products ordered by Cardinal or (B) the Specifications; provided that Cardinal notifies Supplier by telephone (or any other method agreed to by the Parties from time to time) of any such rejection within two (2) days after receipt by Cardinal of such shipment of Products. Cardinal’s sole remedy with respect to any non-conforming Products shall be to receive replacement quantities for any non-conforming Product or credit for the purchase price thereof against future purchases of Products; provided that Supplier shall be entitled to make reasonable substitutions, e.g., the provision of two (2) 2.500 curie Generators or one (1) 6.000 curie Generator in fulfillment of an order for one (1) 5.000 curie Generator. Cardinal may reject any such shipment by following the customary procedures for rejection of Products as is established by Supplier or as otherwise agreed to by the Parties from time to time.

4.7.          Product Recalls. In the event that Supplier determines that a recall or withdrawal of the Products from the market is necessary, Cardinal shall take all actions appropriate in order to reasonably assist Supplier with such recall or withdrawal. The costs of the recall (including all costs of collecting, shipping and disposing of the recalled Product) shall be borne by Supplier unless the circumstances leading to the recall result from the fault of Cardinal.

4.8.          Radiopharmacy Status. If any radiopharmacy owned or operated by Cardinal or its affiliates fails to maintain all necessary state, federal and local licenses, Cardinal shall notify Supplier promptly of such failure, but in any event not later than ten (10) days following the expiration, suspension, termination, cancellation, non-renewal or other loss of any such license.

ARTICLE 5

TERM AND TERMINATION; REPORTING

5.1.          Term. The term of this Agreement shall commence on the Effective Date hereof and continue until December 31, 2012 (the “Term”). Either Party may terminate this Agreement (i) upon twenty (20) days prior written notice to the other Party if the other Party has committed a material breach of a provision in this Agreement and has failed to remedy such breach within such twenty (20) day period or (ii) as expressly permitted by Sections 7.1 and 8.12 hereof.

5.2.          Consequences of Termination. Termination of this Agreement shall be without prejudice to any rights or remedies which shall have accrued to the benefit of any Party prior to such termination. Without limiting the foregoing, termination of this Agreement shall not terminate Cardinal’s obligation to pay all invoices for Product that had been shipped during the Term. Such termination shall not relieve any Party from its obligations which are expressly indicated to survive the termination of this Agreement. All of the Parties’ rights and obligations under Articles 5, 6 and 8 and Sections 4.4 and 4.7 hereof shall survive such termination.

5.3.          Reporting by Supplier.

(a)           Supplier shall provide Cardinal with reports approximately every **** (****) days of the volume of Generators shipped by Supplier (or deemed to have been shipped by Supplier as provided below) to each individual Cardinal radiopharmacy location. If Cardinal orders (consistent with Section 4.1(a)) a quantity of Generators for shipment during the period covered by such reports and Supplier (x) has accepted such order, (y) has not cancelled such order (or the applicable part thereof) as permitted by Section 4.1(b) and (z) fails to ship such quantity for any reason (other than Force Majeure) during such period, Supplier shall be deemed to have shipped such quantity during such period for reporting purposes.

(b)           Cardinal will provide Supplier reports, in substantially the form of Exhibit C, promptly at the end of each calendar **** of (i) the total technetium Tc 99m curie volume purchased by Cardinal in such **** and (ii) the portion of such curie volume purchased from Supplier.

(c)           All reports provided by Cardinal hereunder will be signed and certified by a duly authorized officer of Cardinal, to the effect that all information in such reports are true and complete.

ARTICLE 6

WARRANTIES; INDEMNIFICATION

6.1.          Warranties. (a) Supplier warrants that the Products supplied hereunder will (i) be free from defects in material and workmanship; (ii) conform to the Specifications; (iii) not be (a) adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, as amended or (b) an article which may not be introduced in interstate commerce within the provisions of Sections 404 and 405 of such Act, as amended; (iv) otherwise be produced in accordance with applicable cGMPs to the extent such cGMPs affect salability of the Products; and (v) to Supplier’s knowledge, not infringe any patent, or trademark right of any third party.

(b)           EXCEPT AS EXPRESSLY SET FORTH HEREIN OR STATED IN THE LABELING AND INFORMATION PROVIDED BY SUPPLIER AND ACCOMPANYING EACH OF THE PRODUCTS, SUPPLIER MAKES NO OTHER WARRANTY, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL SUCH WARRANTIES ARE HEREBY EXCLUDED. CARDINAL ASSUMES ALL RISK AND LIABILITY THAT MAY RESULT FROM THE USE OF THE PRODUCTS WHETHER USED SINGLY OR IN COMBINATION WITH OTHER PRODUCTS. Cardinal shall not give or make any guarantees, warranties, or representations as to the condition, quality, durability, performance, merchantability or fitness for a particular use or purpose or any other feature of any Product or other than or different from those provided by Supplier hereunder. Any such other guarantee, warranty or condition, whether express or implied, made by Cardinal to its customers shall be and remain the sole responsibility of Cardinal and shall not impose any obligation on Supplier.

(c)           NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, AND EACH PARTY WAIVES ANY AND ALL CLAIMS AGAINST THE OTHER PARTY FOR, ALL SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, WHICH MAY BE CAUSED BY, OR IN ANY WAY RESULT FROM, THE PRODUCTS OR WHICH MAY ARISE UNDER OR AS A RESULT OF THIS AGREEMENT, INCLUDING ANY SUCH DAMAGES RESULTING FROM DELAYS IN DELIVERY, OR FAILURE TO DELIVER, ANY PRODUCT. OR PURCHASE OR FAILURE TO PURCHASE ANY PRODUCT, WHETHER BASED ON NEGLIGENCE, TORT, BREACH OF WARRANTY, STRICT LIABILITY OR ANY OTHER CAUSE OF ACTION.

6.2.          Indemnification by Cardinal. Cardinal, jointly and severally, shall indemnify and hold harmless Supplier, its Affiliates, and their respective directors, officers, employees and agents from and against any suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorney’s fees and reasonable investigative costs) in connection with any suit, demand or action by any third party arising out of or resulting from (a) any breach of this Agreement by Cardinal or (b) any negligence or willful misconduct by Cardinal, except to the extent that any of the foregoing arises out of or results from the breach of this Agreement by Supplier or the negligence or willful misconduct of Supplier.

6.3.          Indemnification by Supplier. Supplier shall indemnify and hold harmless Cardinal, its Affiliates, and their respective directors, officers, employees and agents from and against all suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney’s fees and reasonable investigative costs) in connection with any suit, demand or action by any third party arising out of or resulting from (a) any breach of this Agreement by Supplier or (b) any negligence, or willful misconduct by Supplier, except to the extent that any of the foregoing arises out of or results from the breach of this Agreement by Cardinal, or the negligence or willful misconduct of Cardinal.

6.4.          Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)           A Party claiming indemnification under this Agreement (the “Indemnified Party”) shall promptly notify the Party from whom indemnification is sought (the “Indemnifying Party”) of any claim by a third party against the Indemnified Party that could give rise to a right of indemnification under this agreement (“Third Party Claim”). The Indemnifying Party shall have the right to defend, at its sole cost and expense, such third party claim, on its own behalf and on the behalf of the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement that involves equitable relief against the Indemnified Party unless the Indemnified Party consents thereto, which consent shall not be unreasonably withheld, delayed or conditioned. If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party (excluding the internal costs and expenses of the Indemnified Party), cooperate with the Indemnifying Party and its counsel in contesting any third party claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the Person asserting the third party claim or any cross-complaint against such person.

(b)           Notwithstanding the Indemnifying Party’s election to assume the defense of any third party claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such third party claim, and shall bear the costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Indemnifying Party to represent both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such third party claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be a legal defense available to it which is different from or additional to the defenses available to the Indemnifying Party in which case the Indemnifying Party shall not have the right to assume the defense of such third party claim on behalf of the Indemnified Party), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified party to represent the Indemnified Party within a reasonable time after notice of the institution of such third party claim or (iv) the Indemnifying Party authorizes the Indemnified Party to employ separate counsel at the Indemnified Party’s cost and expense.

(c)           If the Indemnifying Party fails to notify the Indemnified Party within ninety (90) days after receipt of notice in accordance with Section 6.4(a) hereof that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section but fails to defend the third party claim diligently and promptly, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the third party claim by all appropriate proceedings, which proceedings shall be promptly and vigorously defended by the Indemnified Party with respect to a third party claim for which the Indemnified Party is entitled to indemnification hereunder.

(d)           No Indemnified Party shall have the right to recover punitive or consequential damages in a claim against an Indemnifying Party pursuant to this Agreement; provided, however, that such limitation shall not apply to damages paid or payable to a third party by an Indemnified Party for which the Indemnified Party is entitled to indemnification hereunder.

ARTICLE 7

FORCE MAJEURE

7.1.          Force Majeure. No Party shall be liable for any failure to perform its obligations under this Agreement or pursuant to any purchase order submitted pursuant to this Agreement by reason of Force Majeure. Such Party shall give the other Party prompt notice of any interruption of performance on account of Force Majeure, and of the resumption of such performance, and shall keep the other Party informed on a current basis as to the steps being taken to remove, and the anticipated time of removal of, the circumstances resulting in such Force Majeure. Notwithstanding the foregoing, nothing in this Section shall excuse or suspend the obligation to make any payment due under this Agreement in the manner and at the time provided herein, provided that Cardinal shall be allowed to purchase from another supplier such quantities of technetium Tc 99m generators that Supplier is unable to supply hereunder on account of a Force Majeure and Cardinal shall not be in violation of Section 3.4 (Minimum Purchase Obligation) in connection with such quantities. In the case of a Force Majeure that prevents performance of this Agreement by a Party for a period of **** (****) consecutive days, the other Party shall be entitled to terminate this Agreement upon prior written notice to the affected Party.

ARTICLE 8

MISCELLANEOUS

8.1.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

8.2.          Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements (whether written or oral).

8.3.          Adverse Event Reporting. Cardinal shall report all AEs to Supplier within 24 hours of the date that Cardinal first becomes aware of an AE associated with a Product that is reported to Cardinal or of which Cardinal or any of its agents, including sales representatives or local radiopharmacists, are otherwise made aware.

(a)           In addition, Cardinal shall provide Supplier with immediate (or as soon as practicable) notification by telephone of any fatal or life-threatening Serious AE. If an answering machine is encountered, a message should be left providing detailed information regarding such Serious AE and further attempts to speak directly with Supplier should be made.

(b)           The telephone report should contain as much information as is available concerning such event to permit Supplier to file a MedWatch Form 3500A report that satisfies regulatory guidelines for content and timeliness.

(c)           Cardinal shall insure prompt follow-up as necessary to provide Supplier with reasonably complete information known or otherwise available to Cardinal with respect to any Serious AE or AEs. If follow-up information is received after reporting an AE, Cardinal also must report such information within 24 hours of the date that Cardinal first became aware of such information.

(d)           All reports and any related communications made hereunder shall be sent to:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, Massachusetts 01862

Attn: General Counsel

Facsimile: (978) 671-8724

8.4.          Compliance with Safe Harbors. It is the intent of the Parties for any financial relationship between the Parties under this Agreement to comply with any state and the federal anti-kickback statute (42 U.S.C. § 1320a-7b(b)) and the federal “safe harbor” regulations regarding discounts, rebates, or other reductions in price (42 C.F.R. § 1001.952(h) (collectively, the “Anti-kickback Provisions”). Any prices offered by Supplier under this Agreement may include from time to time a reduction in price as that phrase is defined under the Anti-kickback Provisions. Should there be a reduction in price, then under the Anti-kickback Provisions, Cardinal may have an obligation to report any such reduction in price, and must provide such information upon request, to any state or federal health care program or other government agency. Cardinal represents and warrants that it will satisfy any and all requirements that may be imposed on Cardinal by the Anti-kickback Provisions including, when required by law, to accurately report under any state or federal health care program the net cost actually paid by Cardinal and to appropriately reflect such net costs if cost reporting to such governmental program is applicable. Cardinal further represents and warrants that it will inform its customers of its customers’ obligations to properly report any reductions in price and will use reasonable efforts to assist its customers in properly reporting and appropriately reflecting the amount of any reductions in price in its customers’ claims for payment filed with any state or federal health care program.

8.5.          Severability. In the event that any provision of this Agreement is found to be invalid or unenforceable, then the offending provision shall not render any other provision of this Agreement invalid or unenforceable, and all other provisions shall remain in full force and effect and shall be enforceable, unless the provisions which have been found to be invalid or unenforceable shall substantially affect the rights or obligations granted or undertaken by either Party.

8.6.          No Partnership. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement is to be construed so as to constitute Supplier and Cardinal as partners or agents with respect to this Agreement or to create a partnership or joint venture. Neither Party hereto shall have any right or authority to assume or create any obligations on behalf of, or in the name of, the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

8.7.          Compliance with Laws. Cardinal represents and warrants that it shall ascertain and comply in all material respects with (i) all applicable laws, statutes, rules, regulations, orders, judgments, or injunctions imposed by regulations or laws of any government or governmental authority, including those covering pollution, hazardous substances, or the protection of human health, the environment, or natural resources, (ii) with Cardinal’s internal policies and procedures regarding marketing and sales, (iii) the Pharmaceutical Research and Manufacturers of America (PhRMA) Code on Interactions with Healthcare Professionals and (iv) any guidance from the Health and Human Services (or any successor agency) Office of Inspector General relating to Cardinal’s obligations under this Agreement, including, without limitation, the use, handling, sale and distribution of Products. In the event Cardinal fails to comply with this Section 8.7 in any material respect, Supplier may terminate this Agreement, effective upon notice by Supplier to Cardinal on such date as Supplier may specify in such notice, and provided if such non-compliance is curable, Cardinal fails to cure such non-compliance within twenty (20) days of the notice thereof from Supplier (with no such cure period required if the non-compliance is not curable).

8.8.          Arbitration. Any dispute, controversy or claim arising out of or relating to compliance with, or breach or alleged breach, interpretation or validity of, this Agreement, (each a “Dispute”) shall be exclusively resolved by binding arbitration, which arbitration may be commenced by sending a written notice to the other Party demanding arbitration of such Dispute (the “Demand”). In that event, the Dispute shall be finally resolved by arbitration in accordance with the United States Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration shall be New York, New York. The arbitration will be conducted in the English language before a panel of three arbitrators. Each Party shall name one arbitrator, and the two so named shall name the third arbitrator, who will act as chairman. If the two party arbitrators cannot agree on a third arbitrator within thirty (30) days after the Demand, such third arbitrator shall be selected by the American Arbitration Association. The arbitrators will promptly meet, fix the time, date and place of the hearing and notify the Parties. The arbitration shall be conducted within ninety (90) days after any Demand. All documents, exhibits, testimony or other information that is not in the English language shall be translated into the English language at the expense of the Party proffering the evidence requiring translation. The decision of the arbitrators may (depending on the equities of the case) include an award of legal fees, costs of arbitration and interest. The panel of arbitrators will promptly transmit an executed copy of its decision to the Parties. The decision of the arbitrators will be final, binding and conclusive upon the Parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each Party retains the right to seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that Party pending the establishment of the arbitrators’ determination of the merits of the controversy, and any such action shall not be deemed incompatible with this Agreement to arbitrate or a waiver of the right to arbitration. The obligations of the Parties under this Section are specifically enforceable and will survive any termination of this Agreement. Unless the decision of the arbitrators provides otherwise, the Parties shall bear their own costs in preparing for the arbitration and the costs of the arbitrators shall be equally divided between the Parties. Each Party waives any right to claim consequential, punitive or exemplary damages against each other and in the event of a dispute, each shall be limited to recovery of actual damages.

8.9.          Confidentiality. Each party acknowledges that the disclosure of the terms of this Agreement (including the terms and conditions hereof and all pricing information related to the Products under this Agreement, including actual prices, and the occurrence, timing or amount of any price reductions) would be detrimental to the other party and that such terms shall be considered Confidential Information of each party. Each Party shall (i) maintain the Confidential Information of the other Party in confidence from and after the date hereof until the seventh anniversary of the termination of this Agreement and (ii) use such Confidential Information solely for the purpose of performing its obligations or exercising its rights under this Agreement. Each Party covenants that (i) it shall not disclose any of the Confidential Information of the other Party except to its employees, agents or any other person under its authorization who are obligated to maintain the confidentiality of such Confidential Information, and (ii) it shall establish and implement a commercialization plan within such Party’s respective organization that will indicate serious disciplinary action including and up to dismissal in the event that a representative makes an unauthorized disclosure. The foregoing confidentiality obligations shall not apply to information that (i) is required to be disclosed by a court or tribunal, legal process, applicable law or the rules of any applicable stock exchange, in which case the disclosing Party shall promptly notify the other Party of such disclosure and the procedures, such as a protective order, instituted to protect the confidentiality of the such information to be disclosed, (ii) is or hereafter becomes generally available to the public other than by reason of any default by the disclosing Party with respect to a confidentiality obligation, (iii) is disclosed to the recipient by a third party that is not in default of any confidentiality obligation to the disclosing Party or (iv) is reasonably necessary to explain to customers of Cardinal any increases in Generator Purchase Prices due to increases in costs of molybdenum as provided in Exhibit B. Each Party agrees that should the foregoing confidentiality obligations be breached, money damages may be inadequate to remedy such a breach, and the other Party shall be entitled to seek, and a court of competent jurisdiction may grant, specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. Such remedy shall be in addition to all other remedies, including money damages, available to a non-breaching Party at law or in equity.

8.10.        Notices. All notices to be provided to the Parties hereunder shall be delivered to the address of the relevant Party set forth below:

If to Supplier, to:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, Massachusetts 01862

Attn: President

Facsimile: (978) 671-8079

with copies to:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, Massachusetts 01862

Attn: General Counsel

Facsimile: (978) 671-8724

If to Cardinal, to:

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

Attention: Vice President, General Counsel — NPS

Facsimile: 614-757-3142

Telephone: 614-757-5427

Either Party may change its notice address by giving a notice to the other Party pursuant to this Section.

8.11.        Failure or Delay in Performance. Except for the payment of money, neither Party shall be liable to the other for failure or delay in performance of its obligations (including shipping delays) if such performance is prevented or delayed by any cause beyond such Party’s reasonable control.

8.12.        Assignment. Neither this Agreement, nor any right, interest or obligation hereunder, may be assigned, or otherwise transferred by either Party, whether by operation of law or otherwise, without the prior written consent of the other Party; provided, however that (x) either Party may assign or otherwise transfer any or all of its rights, or delegate any or all of its respective duties or obligations, under this Agreement without the prior written consent of the other Party to (i) an acquirer of, or successor to, all or substantially all of the assets of such Party, or (ii) the surviving entity in any merger, consolidation, equity exchange or reorganization to which such Party is a Party, provided that, in each case, such acquirer, successor or surviving entity, as the case may be, agrees to be bound by all of the obligations of such Party under this Agreement, and (y) Supplier may assign or otherwise transfer any or all of its rights, or delegate any or all of its duties or obligations, under this Agreement to an acquirer of successor to, or other transferee with respect to all or substantially all of the assets used in or related to the manufacture, sale and distribution of the Products or otherwise to the business of Supplier to which this Agreement relates, provided that, in each case, such acquirer, successor or transferee, as the case may be, agrees to be bound by all of the obligations of such Party under this Agreement.

8.13.        Amendments. This Agreement may not be supplemented, amended or modified except in a writing executed by all the Parties. Notwithstanding the preceding sentence but without limiting the rights of the Parties under Sections 5.1 and 5.2 of this Agreement, the Parties agree that in the event that there is a change in law or regulation that makes this Agreement (or any terms hereof) or the performance of any of the terms of this Agreement illegal in any respect, the Parties shall negotiate in good faith to amend this Agreement in a manner consistent with such change in applicable law or regulation.

8.14.        Absence of Presumptions. The Parties hereto understand and agree that each and every term and condition of this Agreement, have or has been mutually negotiated, prepared and drafted, and in connection with the interpretation or construction of any such term or condition or this Agreement, no consideration will be given to the issue of which Party prepared, drafted or requested any term or condition of this Agreement.

8.15.        Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party including, without limitation, any creditor of any Party hereto. No third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto.

8.16.        Consents. Any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given and shall not relieve any Party from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.

8.17.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.18.        Compliance with Terms. If any radiopharmacy owned by Cardinal or its affiliates is operated by an entity other than Cardinal or its affiliates, Cardinal shall cause such entity to comply with the terms of this Agreement.

8.19.        Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in interpreting or construing this Agreement.

8.20.        Exhibits. The Exhibits attached to this Agreement are an integral part hereof and all references to this Agreement include such Exhibits.

8.21.        Counterparts. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

8.22.        Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

8.23.      Publicity. Neither Party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby that mentions or identifies the other Party without the other Party’s prior written consent, except as required by a government or governmental authority and applicable law or the rules of any applicable stock exchange, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure. Each Party agrees, on behalf of itself and its Affiliates, not to do, or authorize to be done, any act or thing that disparages the other Party or the Products, and Cardinal agrees, on behalf of itself and its Affiliates, not to do, or authorize to be done, any act or thing which may reduce or dilute the value or distinctiveness of the TechneLite® trademark.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

LANTHEUS MEDICAL IMAGING, INC.

By:	/s/ Donald R. Kiepert
Name: Donald R. Kiepert
Title: President and CEO

CARDINAL HEALTH 414, LLC

By:	/s/ John C. Rademacher
Name: John C. Rademacher
Title: President